The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Initial Public Offering

Prospectus

Planet Resources, Inc.

2,000,000 Shares of Common Stock

Planet Resources is distributing shares of its common stock to Internet Law Library, Inc.'s stockholders who were stockholders of record of Internet Law on April 14, 1999 and did not receive their common stock in Internet Law as a result of Internet Law's transaction with National Law Library, Inc. This is Planet Resources' initial public offering, and no public market currently exists for its shares of common stock. Planet Resources has no agreements with underwriters for this distribution. It is acting as an underwriter in distributing its common stock for the purpose of this distribution.

As an Internet Law stockholder as of April 14, 1999 who did not receive common stock of Internet Law as a result of the transaction with National Law, you will pay no consideration for the shares of our common stock to be received by you in this distribution.

The common stock involves a high degree of risk. See "Risk Factors" beginning on Page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of the prospectus is March 12, 2001

Planet Resources, Inc.

Prospectus Table of Contents

PROSPECTUS SUMMARY................................................................................................3
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RISK FACTORS......................................................................................................1
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CAUTIONARY STATEMENTS.............................................................................................3
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USE OF PROCEEDS...................................................................................................4
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CAPITALIZATION....................................................................................................4
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THE DISTRIBUTION..................................................................................................4
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DIVIDEND POLICY...................................................................................................7
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MANAGEMENT'S PLAN OF OPERATION....................................................................................7
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BUSINESS..........................................................................................................8
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MANAGEMENT........................................................................................................12
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PRINCIPAL SHAREHOLDERS OF PLANET..................................................................................16
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....................................................................17
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DESCRIPTION PLANET CAPITAL STOCK..................................................................................17
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SHARES ELIGIBLE FOR FUTURE SALE...................................................................................19
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LEGAL MATTERS.....................................................................................................19
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EXPERTS...........................................................................................................20
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WHERE YOU CAN FIND MORE INFORMATION...............................................................................20
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INDEX TO FINANCIAL STATEMENTS...................................................................................F-1
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Prospectus Summary

Overview

Internet Law Library, Inc., our parent company and formerly known as Planet Resources, Inc., operates an Internet portal that provides subscription access to databases used for legal research through its wholly-owned operating subsidiary, National Law Library, Inc.

Before its acquisition by National Law in March 1999, Planet Resources had minimal operations. It owned and maintained mineral properties and related assets and had $54,000 in cash. Because these assets are not integral or related to its current business, Internet Law decided, under terms of the agreement and plan of distribution dated March 25, 1999, to transfer these assets to us in exchange for our common stock so that we may pursue our own business plan.

Immediately following the transfer of the assets, all of our common stock will be distributed to the stockholders of Internet Law as of the record date of April 14, 1999 who did not receive their common stock in Internet Law as a result of the transaction with National Law. These shareholders will receive the same number of shares of common stock of our company, as they owned of Internet Law. In addition, these shareholders will have the same proportional rights and interests they had in Internet Law. Our business strategy is to maintain our mineral properties and assets, and to initiate relationships with strategic partners to develop our mineral properties if and when strategic partners are identified.

The mailing address of our principal executive offices is 1415 Louisiana, Suite 3100; Houston, Texas 77002 and our telephone number is (713) 658-1142.

The Offering

Type of security offered.............................Common stock, $0.001 par value per share.

Number of outstanding shares.........................100,000.(1)
Common stock outstanding
     after the offering..............................2,000,000 shares.

(1) Currently 100,000 shares of our common stock are held by Internet Law. With this distribution, those shares will be cancelled resulting in 2,000,000 shares of our common stock being outstanding after this offering.

Risk Factors

You should consider the common stock of Planet to be an investment involving a high degree of risk. Please read this entire prospectus and carefully consider the risk involved with this investment, including the factors listed below. This prospectus describes Planet, its finances and assets. Federal and state securities laws require that we include in this prospectus all important information that investors will need to make an investment decision.

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability.

While we intend to pursue strategies to maintain our mineral properties and identify joint venture partners with which to commence mining operations for recovery of our mineral assets, we cannot assure you that we will be successful in implementing our strategies or that, if implemented; our strategies will result in profitable business.

We have limited financial resources available to us at this time, which may hinder our ability to begin development of our mineral properties.

Our chairman, chief executive officer and president, Mr. A.W. Dugan, has agreed to satisfy our cash operating requirements only over the next twelve months. There is no written agreement between Mr. Dugan and Planet for the provision of his financial support and Mr. Dugan could decide at any time to no longer continue to financially support our company. We have no other source of income at this time and there can be no assurance that we will develop alternative sources of income to fund our company, or that Mr. Dugan will extend his commitment to fund our company, beyond twelve months. Should Mr. Dugan decide to no longer provide us with financial support and we are unable to find alternative sources of financing, the development of our mineral assets will be unlikely.

Because we will be entirely dependent on finding a third party mining partner to exploit and develop our mineral leases, we will have little control over the development process. Consequently, we may not realize the revenues and corresponding earnings to the extent we may have otherwise received had we had greater control of the development process.

We currently do not have the financial resources to independently develop our mining properties, nor do we anticipate having such financial resources in the future. Therefore, the success in mining our mineral assets will we will be entirely dependent upon the financial resources and operations expertise of third parties with whom we may contract, partner or enter into a joint venture arrangement.

If we are unable to attract a joint venture partner for the development and exploitation of our mineral assets, we will have minimal operations with no source of revenues and may be considered a "shell" company.

Generally, a company is considered a "shell" company if does not pursue nor has the financial capacity to pursue a business plan or purpose. If we are unable to identify and negotiate an arrangement with a joint venture partner, we will have little prospect for expanding our operations and generating revenues and earnings, and thus, could be considered a "shell" company.

We are obligated to provide certain indemnifications to Internet Law, which, if we are required to fulfill, could make it difficult for us to remain financially viable.

The distribution agreement and the indemnification agreement, which is part of the distribution agreement, indemnify Internet Law with respect to any losses, damages, claims and liabilities, financial or otherwise, which may arise from its ownership of the mineral properties before the distribution. Should such a claim or claims be made, we would have to incur the liability of defending such claims on behalf of Internet Law.

Because the volatility of metals prices may adversely affect our ability to attract a joint venture mining partner for development and exploration efforts, we may not realize any potential revenues and subsequent potential earnings from our mineral assets, which, consequently, may have a negative impact on the value of your shares.

Our ability to attract a joint venture partner for the mining of our properties is directly related to the prices of the metals that may be found in our property. If prices for these metals decline, it may not be economically feasible for a mining company to develop commercial production on our property. Consequently, we may not realize any economic benefit derived from such development and the value of your shares could be greatly affected.

The mineral and metal exploration of our property may not be successful which could lead to our inability to meet our financial obligations at that time.

Mineral and metal exploration, particularly for gold and silver, is highly speculative. It involves many risks and is often non-productive. Even if valuable deposits of minerals or metals are found on our property, it may be several years before production is possible. During that time, it may become economically infeasible to produce those minerals or metals. As a result of these costs and uncertainties, we may not be able to realize any revenues from the development of our property for some time, if at all, while having incurred significant expenses in the exploration process. Should this occur, it is unlikely that we will be able to meet our financial obligations at that time.

Our potential joint venture mining company partners may be adversely affected by risks and hazards associated with the mining industry, which may limit their ability to exploit our mineral assets. Should any such event occur, to the extent that any royalty payments due us are delayed or eliminated, it may become difficult for us to meet our financial obligations at that time.

Mining companies are subject to a number of risks and hazards including:

o        environmental hazards;
o        industrial accidents;
o        labor disputes;
o        unusual or unexpected geologic formations;
o        cave-ins;
o        rockbursts; and
o        flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

o        damage to or destruction of mineral properties or producing facilities;
o        personal injury;
o        environmental damage;
o        delays in mining;
o        monetary losses; and
o        legal liability.

Internet Law or Planet may be subject to claims by purchasers of our shares if either is deemed to be an underwriter.

Internet Law or Planet might be deemed to be an underwriter by reason of the distribution of shares to Internet Law shareholders. A consequence to Internet Law or Planet, should either be deemed to be an underwriter, is that any person who purchases the registered shares within three years after the distribution could assert a claim against Internet Law or Planet under Section 11 of the Securities Act. The purchase could be in the open market as long as the shares purchased can be traced to the shares distributed to the Internet Law shareholders. Such a claim, to be successful, must be based upon a showing that statements in this registration statement were false or misleading with respect to a material fact or that the registration statement omitted required material information. We have agreed to indemnify Internet Law regarding this potential liability.

We have been advised that in the opinion of the Securities and Exchange Commission that indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Retained control of Planet by our principal stockholder will reduce the influence of other stockholders and may lower the trading price of our stock.

Upon completion of this distribution, Mr. A.W. Dugan, our chairman, chief executive officer and president will beneficially own approximately 79.92% of our fully diluted outstanding common stock. Accordingly, Mr. Dugan will be able to approve major corporate transactions including those involving amendments to our Certificate of Incorporation or By-laws. As a result, Mr. Dugan will have the ability to control all matters submitted to stockholders for approval, including the election and removal of directors, the consideration of any merger, consolidation or sale of all or substantially all of our assets, and control of our management and affairs through the elections of all of our directors. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could have an adverse effect on the market price of the our common stock.

The loss of services of Mr. Dugan would have a detrimental effect on Planet, as he is currently our only executive with significant natural resource executive management operations experience, as well as currently, our single source of financial support.

Our current and future operations are dependent on the efforts, ability and experience of A.W. Dugan. The loss of his services could have a material adverse impact on our future results of operations. In addition to Mr. Dugan's management expertise, he will provide, at no cost, the office space and administrative support necessary to maintain our mineral properties until such time as we can provide these services for ourselves. Mr. Dugan will also provide us with the necessary working capital over the next twelve months to support our operations, including the costs associated with the identification of a mining company partner to exploit our mineral assets. This may be funded through the exercise of options that Mr. Dugan owns to purchase common stock.

Because there is no trading market for our common stock, you may have difficulty valuing and selling your shares.

There is no existing trading market for our common stock to be received by you in the distribution and there can be no assurance as to the establishment of an active trading market. Our common stock does not now, and may never qualify for listing on the Nasdaq SmallCap Market (sm) or any securities exchange. We intend to qualify our common stock for quotation on the Over-The-Counter Bulletin Board ("OTCBB") under the trading symbol "PLRS", however, there is no assurance that this will be achieved. In the absence of an over-the-counter market in our common stock, or listing on an exchange, holders of our common stock will be unable to sell their shares through normal brokerage channels and may be unable to determine the value of their securities accurately. Consequently, selling our shares will probably be more difficult because, for example, smaller quantities of shares could be bought or sold, and transactions could be delayed.

Capitalization

The following table sets forth the capitalization of Planet as of June 30, 2000. It also includes the effects of the distribution of mineral rights and related assets, at no value, and reflects the issuance of 2,000,000 shares of common stock. This table should be read in conjunction with the financial information and its accompanying notes included in this prospectus.

                                                                  Actual as of              Pro forma
                                                                  June 30, 2000            As Adjusted
                                                                ------------------      ------------------
                                                                ------------------      ------------------
Stockholder's Equity:
   Preferred stock, par value $.001; 10,000 shares                    $   --                   $   --
    authorized, none issued or outstanding
  Common stock, par value $.001; 2,000,000 shares authorized,            100                    2,000
    100,000 actual and 2,000,000 pro forma shares issued and
    outstanding
Additional paid-in capital                                            36,175                   34,275
Retained earnings (deficit)                                         (27,078)                 (27,078)
                                                                ------------------      ------------------
                                                                ------------------      ------------------
     Total stockholder's equity                                       $9,197                   $9,197
                                                                ==================      ==================

The Distribution

The following information summarizes the proposed distribution. The entire agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is available from Planet or the SEC web site at http://www.sec.gov. You are urged to read that agreement in its entirety.

Terms of the Distribution Agreement

The distribution will be effected by giving to each holder of Internet Law common stock who did not receive their common stock of Internet Law as a result of the reverse acquisition by National Law, as of the close of business on April 14, 1999, certificates representing one share of Planet common stock for each share of Internet Law common stock.

Manner of Effecting the Distribution

On the distribution date, Internet Law's transfer agent, will deliver certificates for Planet common stock as soon as practicable to the qualified shareholders of record of Internet Law common stock.

No underwriters are involved or are expected to be involved in the offering. We will distribute our common stock to the qualified shareholders for no consideration. We intend to mail certificates representing the distributed shares on or about December 31, 2000, or as soon thereafter as reasonably possible. We do not anticipate issuing certificates for fractional shares. We will not require the qualified shareholders of Internet Law's common stock to make any payment or take any other action in connection with the distributed shares.

There will be approximately 1,449 shareholders of Planet after the distribution. We will mail a copy of this prospectus to each qualified shareholder together with stock certificates representing the distributed shares, as soon as practicable.

All shares of Planet common stock will be fully paid and nonassessable and the holders will not be entitled to preemptive rights.

Listing of Planet Common Stock; Restrictions on Resale

Planet intends to apply to a member of the National Association of Securities Dealers, Inc. to make a market in the Planet common stock and provide a quotation on the NASD inter-dealer Electronic Bulletin Board under the trading symbol "PLRS."

Treatment of Indebtedness

Neither Internet Law nor Planet will assume or be responsible for any debts or monetary obligations of the other prior to the date of the reverse acquisition. However, according to the terms of the indemnification agreement, we will be responsible for any liabilities, monetary or otherwise, that may arise from Internet Law's ownership of the mineral properties prior to the date of acquisition.

Expenses

The terms of the distribution agreement state that we shall bear all expenses incurred in connection with the distribution, including the preparation, execution and the performance of the distribution agreement and the transactions contemplated by the distribution agreement, and all fees and expenses of counsel and accountants. Expenses incurred in printing, mailing, SEC filing fees, fees related to any state securities or "blue sky" laws and stock exchange listing application fees as to this prospectus and related registration statement fees will be paid by us. We estimate that these expenses will approximate $47,000.

Indemnification and Insurance

The distribution agreement provides that from and after the distribution date, Internet Law will indemnify, defend and hold harmless Planet, as well as the directors and officers of Planet and the various Planet subsidiaries, which may be formed in the future, from and against all losses arising out of or relating to:

o        any breach, whether before or after the distribution date, by Internet Law of any provision of the distribution agreement,
o        liabilities related to the operation of Internet Law.

The distribution agreement also provides that from and after the distribution date, Planet will indemnify, defend and hold harmless Internet Law and its subsidiaries, as well as the directors and officers of Internet Law and the various Internet Law subsidiaries from and against all losses arising out of or relating to:

o        any breach, whether before or after the distribution date, by Planet of any provision of the distribution agreement,
o        any claims arising out of this prospectus or the registration statement pertaining to this prospectus, and
o        liabilities related to the operation of Planet.

Rights of Internet Law Shareholders Before and After the Distribution

Before the acquisition and the distribution, the shareholders of Internet Law, under its former name Planet Resources, Inc., owned all of the equity interest in the mineral properties and related assets described in this prospectus. After the acquisition and the distribution, these same shareholders will own the same ratable equity interest in the mineral properties and related assets as well as a very small percentage interest in the continuing operations of Internet Law.

Federal Income Tax Consequences of the Distribution

The following discussion is based on currently existing provisions of the tax code, treasury regulations under the tax code and current administrative rulings and court decisions. All are subject to changes, which may or may not be retroactive, and any such changes could affect the tax consequences described herein. You are urged to consult your own tax advisor as to the particular tax consequences to you of the distribution, including, the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.

We have received an opinion of Sonfield and Sonfield to the effect that, among other things, the distribution will qualify as a tax-free spin-off under sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986. Neither Internet Law, Planet nor their stockholders, will recognize any gain or loss upon the receipt by Planet of the mineral properties and related assets from Internet Law or upon receipt by Internet Law stockholders of the Planet common stock in the distribution.

Based on the opinion issued to us by Sonfield and Sonfield, the distribution will qualify as a reorganization under the applicable tax laws, and will not cause you to recognize any taxable gain or loss.

State Tax Consequences

Because each state's income tax laws vary, it is impossible to predict the income tax consequences to the stockholders in all of the state taxing jurisdictions in which they are already subject to tax. You are urged to consult your own tax advisors with respect to state income and corporate franchise tax consequences.

Regulations Affecting the Price and Marketability of Planet Common Stock

Immediately subsequent to this offering, it is very likely that there will not exist an active public trading market for our stock and that the price of our common stock will remain very low. Because of this and the fact that our common stock may not be listed on The Nasdaq SmallCap Market(SM) or any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the secondary market.

For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market. Rule 15g-9 generally applies to shares that are not listed on The NASDAQ SmallCap Market (SM) or any stock exchange. The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction.

In addition, because the penny stock rules probably will apply to our shares, investors in this offering probably will find it more difficult to sell their securities. The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements probably will reduce the level of trading activity in the secondary market for the common stock and may severely and adversely affect the ability of broker-dealers to sell our securities.

Dividend Policy

Internet Law currently does not pay dividends on any of its issued and outstanding securities. We do not expect to pay any dividends for the foreseeable future. Any future payments of dividends will be dependent upon our results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors from time to time.

Payment and declaration of dividends on our common stock and purchases of shares by us will be affected by restrictions if we fail to pay dividends on any series of our preferred stock ranking prior to our common stock as to the payment of dividends. At this time we do not have any series of preferred stock issued and outstanding.

Management's Plan of Operation

General

Since incorporation, our only business activity has been organizational matters and entering into the distribution agreement with Internet Law.

Plan of Operation for the Next Twelve Months

As per our agreement with Internet law, after the distribution we will own the subsurface mineral rights on approximately 190 acres of land located in the city of Mullan, Idaho. During the next twelve months, we will attempt to identify and contract with a mining company that will agree to search for minerals that may underlie our property. During the time our search is in progress, the small amounts of cash required to maintain our operations, as well as the costs associated with the identification and contracting of a mining company partner, will be provided by our chief executive officer and principal stockholder, A.W. Dugan. Future funding by Mr. Dugan may come from the exercise of options to purchase our common stock and/or through future agreements between Planet and Mr. Dugan negotiated on terms equivalent or better than those terms negotiated on an arms-length basis. As a result, we do not believe there will be the need to raise additional funds during the next twelve months, other than through Mr. Dugan, if and when required.

Our plan to contract with a mining company includes:

     o        An investigation of mining companies, which are currently operating in the general area of our properties.  This investigation may include the use of industry databases, as well as the investigation of governmental records and industry experts.  We do not expect this cost to exceed $2,500.
     o        Initial discussions with those potential mining company partners as determined from our investigation.  We do not expect this cost to exceed $5,000.
     o        Contract negotiations with an interested mining partner.  We do not expect the costs, legal or otherwise, to exceed $10,000.

Though no formal agreement exists between Mr. Dugan, and us Mr. Dugan has agreed to fund the costs of such plan to the extent that these costs do not exceed $30,000. If we are able to contract with a mining company, we anticipate that all expenses for exploration and exploitation of our mineral properties will be borne by the mining company and not by us. In return, we would receive a royalty fee based on a percentage of the proceeds from the sale of those minerals the mining company may recover from our properties.

We are unable to make any guarantees that:

o        we will be able to identify and negotiate an arrangement with a mining company within the next twelve months,
o        our mining properties will be found attractive to a prospective mining company partner, or
o        if mined, our properties will produce any saleable minerals or metals that would result in Planet receiving any income.

While we believe that such opportunities can be investigated, reviewed and consummated for minimal costs, we cannot give any assurances that related costs will be minimal.

We have no employees. Our officers and directors serve our company without receiving a salary. However, from time to time as appropriate, they may receive expense reimbursements and stock options. Though we have no formal written agreement in place, our office space and administrative support is provided by Mr. Dugan. Other than those costs and expenses previously discussed, we do not plan any significant expenditures for new projects of any sort within the next twelve months.

Business

General

Planet is a wholly owned subsidiary of Internet Law Library, Inc., formerly Planet Resources, Inc. We were organized and incorporated under the laws of the state of Delaware on March 26, 1999, as required by the terms of the agreement and plan of distribution dated March 25, 1999, for the purpose of acquiring all of the mineral properties and related assets, including the remaining cash after payment of related expenses. As a result, we are the owner of subsurface mineral rights previously owned by Planet Resources, Inc. on approximately 190 acres of land located in the City of Mullan, Idaho.

Our mineral properties are adjacent to Hecla Mining Company's operations on the Lucky Friday Mine. The Lucky Friday mine has produced in excess of 100 million ounces of silver and is currently producing in excess of 7 million ounces of silver per year. The Hecla operation is less than 1,500 feet from the eastern perimeter of our property. Upon completion of the distribution, we intend to explore joint venture relationships with Hecla or other mining companies who may have an interest in the mining of our mineral properties. Currently, there are no active discussions taking place regarding our mineral properties. We do not have plans to initiate mining operations on our property until a suitable joint venture partner is identified and an arrangement for the development of our mineral assets is secured.

We presently have no operations. Since incorporation, our primary business to date has been organizational activities.

Corporate History

Our parent company, Internet Law, was originally incorporated as Allied Silver-Lead Company in the State of Idaho in 1967 and, until 1992, operated as an exploratory mining company in the development stage. During that time, the business activities of Allied were confined to the acquisition of mineral rights lying beneath the City of Mullan, Shoshone County, Idaho, and the identification of a third-party partner to finance exploration and development of the property.

On May 1, 1981, Allied entered into an agreement with the City of Mullan, which superseded a previous agreement dated December 31, 1971. The Allied-Mullan agreement provided Allied, as Lessee, the right to mine subsurface minerals on approximately 200 acres of land owned by the City of Mullan for a period of 25 years, with an option to renew the lease for an additional 25 years. These mineral rights are located in the Hunter Mining District. A separate lease was obtained for the mineral rights to approximately 3 acres of land owned by School District #392. The lease of mineral rights, as it relates to School District #392, has expired. However, the lease of mineral rights, as it relates to the City of Mullan, has not expired and is current and in good standing. Under the Allied-Mullan agreement, the City of Mullan, as lessor, received 20% of all royalty payments or other consideration received by Allied from the mining of the property north of the Osburn Fault. The agreement also provided, that in the event Allied entered into a lease agreement for the exploration and development of "City Property" south of the Osburn Fault, the City of Mullan would receive 15% of the royalties received from that lease agreement. No royalties have been paid on "City Property" south of the Osburn Fault.

On January 1, 1981, Allied entered into a lease agreement with Sunshine Mining Company, a Delaware corporation, with mining properties situated in Shoshone County, Idaho. On June 26, 1984, the lease was assigned by Sunshine to Hecla Mining Company; a Delaware corporation listed on the New York Stock Exchange, also with mining operations near Mullan, Idaho. The lease covered all of our properties north of the Osburn Fault as defined in the lease agreement. The lease was for a period of forty years with a right to renew for an additional forty years. On October 16, 1991, Hecla notified Allied that it was electing to terminate the lease agreement on January 16, 1992. At a later date, Hecla provided Allied with an inventory of the pipe, track and writing installed on Allied's property.

Title to the subsurface mineral rights was acquired by issuance to the real property owners of one share of common stock of Allied for each 25 square feet of surface owned. Conveyance of title included all subsurface rights lying beneath adjacent streets and alleys where ownership rested with the grantor.

On January 15, 1996, Allied was reincorporated in Delaware as a result of a merger with Planet Resources, Inc. and, among other shareholder actions taken at that time, changed its name to Planet Resources, Inc. The reincorporation resulted in:

(1)      shares of common stock of Allied being converted into the right to receive one share of common stock of Planet Resources for each five shares of common stock of Allied as of the date of reincorporation,
(2)      elimination of the right to cumulative voting for the election of directors,
(3)      persons serving as officers and directors of Allied continuing to serve in their respective capacities, and
(4)      the Articles of Incorporation of Allied being changed to:
      a.       reduce the par value of the common stock from $.01 to $.001,
      b.       reduce the number of shares of common stock the Company is authorized to issue from 50,000,000 to 10,000,000, and
      c.       authorize the Company to issue 1,000,000 preferred shares with a par value of $.001 per share.

Between 1992 and the date of its reverse acquisition by National Law in March of 1999, the company had no operations. However, our company maintained title to its mining properties and related assets. In January 1999, Planet Resources, Inc. agreed in principal to acquire National Law and change its name to Internet Law Library, Inc.

Planet Resources and National Law Library Merger

In January 1999, Planet Resources, Inc.'s management was presented with the opportunity to merge with National Law Library, Inc. Upon review of National Law, including its management, business plan, products and services, and industry niche, Planet Resources' management believed that a merger with National Law would provide an opportunity to greatly enhance Planet Resources' shareholder value. Planet Resources' management found many factors of the National Law business plan attractive, including the following:

o        The Internet is an increasingly significant global medium for online commerce. According to Forrester Research, the total value of goods and services purchased over the Web was $43 billion in 1998 and is expected to increase to $1.3 trillion in
         2003.
o        Industry sources estimate the market for on-line legal information was $1.7 billion in 1998, and is projected to grow to
         $2.7 billion by 2002.
o        With the growth in litigation and the increase in the number of lawyers, Internet Law believes the projected increase in the market for on-line legal information is reasonable.  From 1984 to 1997, civil lawsuits increased 28% and criminal cases increased 55%.  The number of lawyers in the United States as of December 1998 was approximately 980,000 and is expected to grow to approximately 1.06 million by 2002.
o        The increased popularity of the Internet, both domestically and internationally, and the movement towards conservation of natural resources by using less paper, further strengthens this belief.

Internet Law's industry competitors include such as, LEXIS/NEXIS(R), which is owned by Reed-Elsevier, and West Group, a division of The Thomson Corporation.

As a result of these factors, among others, as well as the successful negotiation of a merger agreement, Planet Resources, Inc. elected to merge with National Law in March 1999, in an attempt to enhance shareholder value.

Internet Law Library, Inc. operates an Internet portal that provides subscription access to databases used for legal research through its wholly owned, operating subsidiary, National Law Library, Inc. The content of these databases consists of federal and state case law, statutory law and regulatory materials that can be useful to individual lawyers, judges, law firms, corporate legal departments, government agencies, businesses, and individuals involved in litigation, legislative efforts, and corporate legal planning. Interfacing with these databases is a software retrieval engine that is also owned and operated by National Law. Customers using the Internet portal pay subscription fees to National Law for monthly or longer-term service.

National Law, a Texas corporation, was formed in November 1998 for the purpose of developing and marketing an Internet portal to be used for legal research. Following its formation, National Law's then sole stockholder, the current President, Chief Executive Officer and Chairman of Internet Law, contributed to National Law all of his rights and interests in certain retrieval and database software and database content valued at $934,000 and $1,096,000, respectively, in exchange for 15,152,500 shares of common stock of National Law. Commercial operations began in January 1999.

Under the terms of the agreement and plan of reorganization, dated March 25, 1999, including subsequent amendments, among the Company, National Law and the stockholders of National Law, and effective as of March 30, 1999, each share of National Law common stock was exchanged for one share of Planet Resources' unregistered common stock. In contemplation of this transaction, Planet Resources, Inc.'s original stockholders agreed to a one-for-two reverse stock split, which resulted in 2,000,000 shares of Internet Law's common stock being outstanding immediately prior to the merger. Following the transaction, the stockholders voted to change the name of Planet Resources, Inc. to "Internet Law Library, Inc." As a result of these transactions, former National Law stockholders currently hold 18,000,000 shares of Internet Law's unregistered common stock and Internet Law's original stockholders currently hold 2,000,000 shares of Internet Law's common stock. Under the terms of the agreement, the majority of Internet Law's original board of directors resigned. They were replaced with directors elected by the new stockholders of Internet Law.

Properties

The predecessor company has owned the mineral properties and related assets to be acquired from Internet Law for many years and, for the last several years, represented the only material assets, other than cash, of the predecessor company. The mineral properties owned by the predecessor company and to be owned by Planet are described as follows:

After the distribution, Planet will be the owner of subsurface mineral rights on approximately 190 acres of land located in the City of Mullan, Idaho. The mineral properties consist of a mining lease with the City of Mullan and subsurface mineral rights that Allied acquired from property owners in Mullan, Idaho, in exchange for stock in Allied Silver. The lease with the City of Mullan is for 25 years from May 7, 1981. The lease grants the Lessee the option to renew the lease for 25 years from expiration of the original term. The property leased from the City of Mullan consists of approximately two hundred acres and involves property to the north and south of the Osburn Fault. The City of Mullan, as Lessor, is entitled to receive 20% of any and all royalty payments, advance or otherwise, or other consideration, which may be paid by any third parties to the Lessee as a result of mining activities north of the Osburn Fault. The same is true for activities south of the Osburn Fault, but the payment shall be 15%, rather than 20%.

The mineral interests owned by the predecessor company, Allied Silver, constitutes fee simple interest to the subsurface mineral rights previously held by property owners within the City of Mullan. Those property owners conveyed, by deed, their subsurface mineral rights to Allied Silver in exchange for stock in Allied Silver. These subsurface mineral rights are held as fee simple absolute. The precise acreage for all of the subsurface mineral rights has not been calculated, but the property from which these subsurface mineral rights were severed was all located within the boundaries of the City of Mullan. Therefore, to the extent there was private property within the City of Mullan, those property owners conveyed the subsurface mineral rights to Allied Silver. To the extent there was any property owned by the City of Mullan, including public right-of-ways like streets, alleys and parks, the City leased its mineral rights to the subsurface to Allied Silver.

Competitive Position

The Company has no competitive economic position in the mining industry as no mineral production has ever been realized. To date, there has been no mining activity on these properties other than two exploratory holes drilled by Sunshine Mining during the 1980's, with inconclusive results. Furthermore, the Company has not received revenue from its mineral rights for the last several years since the lease with Hecla Mining Company was terminated. The termination of this lease does not affect the prospective potential of the property, as Hecla's current silver mining operations continue to move closer to our properties.

Business Offices and Administrative Support

A private corporation controlled by A.W. Dugan provides office space and the necessary administrative and clerical support for the corporate affairs of Planet without any cost to Planet.

Research and Development Activities

We have not incurred any material costs for research or development activities since our inception.

Compliance with Environmental Laws

We do not believe that we will incur any material costs relating to efforts to comply with environmental laws or other governmental regulations.

Customer and Suppliers

We do not provide any goods or services at this time. As such, we do not have any customers or suppliers.

Government Regulation

As we currently have no operations, we do not believe we are subject to governmental regulations, which may relate to our business.

Employees

We have no employees and our current officers and directors serve without established compensation.

Legal Proceedings

We are not parties to any lawsuit, pending or threatened; that we believe would have a material effect on our financial position.

Agreement with Consultant

In November 1999, we entered into a consulting agreement with Genesis Financial Group, L.L.C. to assists us in completing the distribution, including the preparation of the registration statement, of which this prospectus is a part. Under the terms of the agreement, we paid to Genesis $5,000 upon execution of the agreement and are obligated to pay Genesis an additional $5,000 once the registration statement is declared effective. Additionally, upon the registration statement, of which this prospectus is part, being declared effective by the Securities and Exchange Commission, we are obligated to issue to Genesis a warrant for an aggregate price of $10.00, to purchase up to 50,000 shares of our common stock at a price of $0.40 per share, on or before November 2, 2004.

The agreement had a term the sooner of six months or the declared effectiveness of the registration statement for this distribution. On May 1, 2000, we extended our agreement with Genesis for the sooner of an additional six months or the declared effectiveness of the registration statement for this distribution. On October 24, 2000, we extended our agreement with Genesis, effective November 1, 2000, for the sooner of an additional six months or the declared effectiveness of the registration statement for this distribution.

Genesis, founded in 1997, is a Houston, Texas-based firm, which advises companies on corporate finance and merger and acquisition strategies. Genesis is owned and controlled by its two principals, Robert E. Chamberlain, Jr. and Kevin P. Regan, both of Houston, Texas. Mr. Chamberlain has extensive experience in corporate finance matters having served in the positions of Associate and Vice President for Solomon Brothers Inc. in the departments of Corporate Finance and Mergers and Acquisitions from 1986 to 1992. While at Solomon Brothers, Mr. Chamberlain's clients included many Fortune 1000 companies. From 1992 to 1993, he served as Vice President - Corporate Finance at Laidlaw Securities, as Vice President - Corporate Finance at Dickinson and Co. from 1993 through 1995, and as President of Capital Consulting Group from 1995 to 1997.

Prior to the founding of Genesis, Mr. Regan served as a Project Analyst for Sutter and Associates, a management-consulting firm, from 1991 to 1994. From 1994 to 1997, he served in the position of Senior Analyst at the merchant-banking firm Benchmark Equity Group where he assisted private and public emerging growth companies in corporate finance and merger and acquisition strategies.

Genesis, nor its principals, holds any state or federal license for the provision of services outlined in the consulting agreement. Genesis has represented to Planet that no such licenses are required pursuant to applicable federal and state laws including but not limited to federal and state securities related laws and regulations and that the performance of the services by Genesis and the compensation payable to the Genesis as contemplated in the consulting agreement will not, when fully performed by Genesis, violate or be in contravention of any applicable laws.

Transfer Agent

Internet Law's transfer agent, Atlas Stock Transfer Corporation, will act as the agent for the distribution and will deliver certificates for our common stock as soon as practicable to shareholders of record of Internet Law common stock as of April 14, 1999 who did not receive their common stock in Internet Law as a result of the reverse acquisition by National Law. All shares of our common stock will be fully paid and nonassessable and the holders will not be entitled to preemptive rights.

Management

Directors, Executive Officers, Promoters and Control Persons

The table below sets forth, as to each executive officer and director of Planet, such person's name, positions with Planet and age. As per our articles of incorporation, the board of directors is divided into three classes of directors designated by Class I, Class II and Class III. The members of each class are elected for a term of three years and until their successors are elected and qualified. Directors of Class I have a term expiring at the first annual meeting of stockholders, directors of Class II have a term expiring at the second annual meeting of stockholders, and directors of Class III have a term expiring on the third annual stockholders meeting. Thereafter, at each succeeding annual stockholders meeting, directors of each class will be elected for three years. Notwithstanding the foregoing, the director whose term expires at each succeeding annual stockholders meeting will continue to serve until such time as his/her successor has been duly elected and has been qualified, unless his/her position on the board of directors has been abolished by action taken to reduce the size of the board of directors prior to the annual stockholders meeting.

Each executive officer is elected or appointed by the Planet board of directors. On March 26, 1999, each director listed in the table below was elected and qualified to serve on our board of directors. All of the directors and executive officers listed below will continue with Planet in the same capacity as officers and directors as they served with Planet Resources, Inc., the predecessor corporation of Internet Law.

Officers and Directors

Name                            Age       Position with the Company           Class           Director's
----                            ---       -------------------------
                                                                                            Remaining Term
                                                                                              (In Years)
                                                                                              ----------
A.W. Dugan                      72           Chairman of the Board of          III                2
                                             Directors, Chief
                                             Executive Officer and
                                             President
Jacque N. York                  54           Secretary and Director             II                1
Michael K. Branstetter          47           Director                           I                 0*

*As per our articles of incorporation, each director whose term expires at each succeeding annual stockholders meeting will continue to serve until such time as his/her successor has been duly elected and has been qualified, unless his/her position on the board of directors has been abolished by action taken to reduce the size of the board of directors prior to the annual stockholders meeting.

A.W. Dugan, chairman of the board, chief executive officer and president, organized Planet as the promoter, as that term is defined in the Securities Act of 1933, and joined the board in 1999. Mr. Dugan also served as the President and Chief Executive Officer of Planet Resources, Inc., the predecessor corporation of Internet Law. Mr. Dugan's principal occupation and five year business history is as oil and gas operator.

For the past five years, Mr. Dugan has been the chief executive officer of Nortex Corporation, a privately held company in the business of oil and gas exploration and production. In addition to his responsibilities at Nortex and Planet, Mr. Dugan serves as the President of Anglo Exploration Corporation and Houston Resources Corporation. Anglo Exploration Corporation is an affiliated company that has a limited portfolio of passive investments, which Mr. Dugan manages. Mr. Dugan has been associated with the company for 25 years. Mr. Dugan and his family are the sole stockholders of Anglo Exploration. Houston Resources Corporation is an affiliated company, which operates oil properties for Mr. Dugan's interest as well as for the interests of others. Mr. Dugan has been associated with Houston Resources Corporation for 25 years. Houston Resources Corporation is a passive investor in Planet and Mr. Dugan and his family are the sole stockholders.

Jacque N. York, secretary and director, joined the board in 1999. Ms. York's principal occupation and five year business history is as corporate officer. For the past five years, Ms. York has been the corporate secretary of Nortex Corporation, a privately held company in the business of oil and gas exploration and production. In addition, Ms. York also served as secretary and director of Planet Resources, Inc., the predecessor corporation of Internet Law.

Michael K. Branstetter, director, joined the board in 1999. Mr. Branstetter's principal occupation and five year business history is as attorney at law. He is a shareholder and Managing Director of the law firm of Hull, Branstetter and Simpson Chartered. Mr. Branstetter is an officer and director of the following public companies: Pilot Silver Lead, Inc., Idaho General Mines, Inc., and Lucky Friday Extension Mining Company. Mr. Branstetter also served as director of Planet Resources, Inc., the predecessor corporation of Internet Law.

There are no employment agreements between the officers of Planet and Planet. Furthermore, we do not carry key-man insurance policies on any of the officers or directors of Planet. Mr. Dugan, in his role as an officer and director will devote approximately 15 hours per month to Planet.

Compensation of Directors and Executive Officers

Planet has paid no remuneration to its directors or officers, other than as provided in the following paragraph, and does not anticipate the payment of remuneration, until the board of directors determines otherwise.

                                                                              Long Term
                                  Annual Compensation                    Compensation Awards                Payouts
                      --------------------------------------------    --------------------------    -------------------------
                      ------ -- -------    -------    ------------    -----------    -----------    -------- -- -------------
Name and              Year      Salary     Bonus         Other        Restricted     Securities     LTIP         All other
principal                                               annual        stock          underlying
position                                              compensation      awards        options       payouts     compensation
------------------    ------    -------    -------    ------------    -----------    -----------    --------    -------------
------------------    ------    -------    -------    ------------    -----------    -----------    --------
A.W. Dugan            1999       $-0-       $-0-         $-0-            $405         405,000        $-0-           $-0-
Chairman, chief
executive
officer and
president
                      1998       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-
                      1997       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-
Jacque N. York,       1999       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-
secretary and
director
                      1998       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-
                      1997       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-
Michael K.            1999       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-
Branstetter,
director
                      1998       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-
                      1997       $-0-       $-0-         $-0-            $-0-           $-0-         $-0-           $-0-

The Planet Stock Incentive Plan

Planet has adopted a stock incentive plan to provide deferred stock incentives to key employees, if any, and directors of Planet and its subsidiaries, if any are created, who contribute significantly to the long-term performance and growth of Planet.

General Provisions of the Stock Incentive Plan

The board of directors, or a committee of the board of directors duly authorized and given authority by the board of directors to administer the stock incentive plan, will administer the stock incentive plan. The board will have exclusive authority to administer the stock incentive plan as follows:

o        to select the employees to be granted awards under the stock incentive plan,
o        to determine the type, size and terms of the awards to be made,
o        to determine the time when awards will be granted, and
o        to prescribe the form of instruments evidencing awards made under the stock incentive plan.

The board will be authorized to establish, amend and rescind any rules and regulations relating to the stock incentive plan as may be necessary for efficient administration of the stock incentive plan. Any board action will require a majority vote of the members of the board.

Three types of awards are available under the stock incentive plan:

o        nonqualified stock options or incentive stock,
o        stock appreciation rights and
o        restricted stock.

An aggregate of 250,000 shares of Planet common stock have been reserved and may be issued under the stock incentive plan. Additional common shares will be authorized to accommodate these and other option and Plan agreements. This number could be adjusted to prevent dilution due to merger, consolidation, stock split or other recapitalization of Planet.

Stock Options and Stock Appreciation Rights

Stock options are rights to purchase shares of Planet common stock. Stock appreciation rights are rights to receive, without payment to Planet, cash and/or shares of Planet common stock in lieu of the purchase of shares of Planet common stock under the stock option to which the stock appreciation right is attached. The board may grant stock options in its discretion under the stock incentive plan. The board will determine the option price at the time the option is granted and will not be less than the par value of those shares.

The board may, in its discretion, attach a stock appreciation right to an option awarded under the stock incentive plan. A stock appreciation right is exercisable only to the extent that the option to which it is attached is exercisable. A stock appreciation right entitles the optionee to receive a payment equal to the appreciated value of each Planet share under option in lieu of exercising the option to which the right is attached. The appreciated value is the amount by which the fair market value of a share of Planet common stock exceeds the option exercise price for that Planet share. A holder of a stock appreciation right may receive cash, Planet common stock or a combination of both upon surrendering to Planet the unexercised option to which the stock appreciation right is attached. Planet must elect its method of payment within fifteen business days after the receipt of written notice of an intention to exercise the stock appreciation right.

A person to whom a stock option or stock appreciation right is awarded will have no rights as a stockholder with respect to any shares of Planet common stock issuable under the stock option or stock appreciation rights until actual issuance of a stock certificate for the Planet shares.

Restricted Stock

The board may in its discretion award Planet common stock that is affected by some restrictions on transferability. This restricted stock issued as part of the stock incentive plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by the laws of descent and distribution, for a period of time as determined by the board, from the date on which the award is granted. Planet will have the option to repurchase the shares of restricted Planet common stock at the price the board shall have fixed, in its sole discretion, when the award was made. This option will be exercisable at the times and upon the occurrence of events, as the board shall establish when the restricted stock award is granted. Planet may also exercise its option to repurchase the restricted Planet common stock if prior to the expiration of the restricted period, the participant has not paid to Planet amounts required to be withheld under federal, state or local income tax laws.

Certificates for restricted stock will bear an appropriate legend referring to the restrictions. A holder of restricted stock may exercise all rights of ownership incident to his ownership including the right to vote and receive dividends, unless the board has imposed limitations.

Tax Information

A recipient of an incentive stock option or a non-qualified stock option will not recognize income at the time of the grant of the option. On the exercise of a non-qualified stock option, the amount by which the fair market value of the Planet common stock on the date of exercise exceeds the option price will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by Planet. The disposition of Planet shares acquired upon exercise of a non-qualified option will ordinarily result in capital gain or loss. In the case of officers who are affected by the restrictions of Section 16(b) of the Securities Exchange Act of 1934, including subsequent amendments, the date for measuring the amount of ordinary income to be recognized upon the exercise of a non-qualified stock option will generally be six months after exercise rather than the date of exercise.

If an incentive option is exercised through the use of Planet common stock previously owned by the holder, the exercise generally will not be considered a taxable disposition of the previously owned Planet shares and thus no gain or loss will be recognized on the exercise of Planet shares. However, if the previously owned Planet shares were acquired by the exercise of an incentive stock option or other tax qualified stock option and the holding period requirements for those Planet shares were not satisfied at the time the previously owned Planet shares were used to exercise the incentive option, that use would constitute a disqualifying disposition of the previously owned Planet shares. This would result in the recognition of ordinary income but, under proposed Treasury regulations, not any additional gain in capital gain, in the amount described above.

The amount of any cash or the fair market value of any Planet common stock received upon the exercise of stock appreciation rights under the stock incentive plan will be taxable as ordinary income in the year of receipt and Planet will be entitled to a deduction for that amount. However, if the holder receives Planet common stock upon the exercise of stock appreciation rights and is then subject to the restrictions of Section 16(b) of the Exchange Act; unless the holder elects otherwise, the amount of ordinary income and deduction will be measured at the time those restrictions lapse.

Principal Shareholders of Planet

The number of shares of Planet common stock shown below to be owned beneficially by beneficial owners holding more than five percent of the issued and outstanding Internet Law common stock, as well as by each director and by all directors and officers as a group is based upon the number of shares to be received by these individuals in the distribution. The following table sets forth information about the beneficial ownership of Planet's common stock after the distribution by:

o        each person known by us to own beneficially five percent (5%) or more of the outstanding common stock,
o        each of our directors,
o        each of our executive officers, and
o        our directors and officers as a group.

                                                         Number of Shares of
                                                      Common Stock Beneficially           Percentage
Name and Address of Beneficial Owners                           Owned                 Beneficially Owned
--------------------------------------------------    ---------------------------    ---------------------
--------------------------------------------------    ---------------------------    ---------------------
A.W.  Dugan                                                     1,922,092                    79.92%
1415 Louisiana, Suite 3100
Houston, Texas 77002

Houston Resources Corp.
1415 Louisiana, Suite 3100
Houston, Texas 77002                                              200,000                    10.00%

Anglo Exploration Corp.
1415 Louisiana, Suite
Houston, Texas 77002                                              120,000                     6.00%

Jacque N. York
1415 Louisiana, Suite
Houston, Texas 77002                                                  -0-                     0.00%

Michael K. Branstetter
416 River Street
Wallace, Idaho 83873-0709                                           7,500                     0.38%

Executive officers and directors as a group (2
persons)                                                        1,929,592                   80.238%
--------------------------------------------------------------------------------

In the preceding table:

o        A person is deemed to be the beneficial owner of securities that he or she can acquire within 60 days from the date of this prospectus upon the exercise of options.  Furthermore, unless otherwise indicated below and under applicable community property laws, each shareholder named in the table above has sole voting and investment power with respect to the shares set forth opposite his or her name.
o        Mr. Dugan is deemed to be the beneficial owner of 405,000 shares of common stock that can be acquired within 60 days from the date of this prospectus upon the exercise of options.  Mr. Dugan's shares also include 120,000 shares beneficially owned by Anglo Exploration Corp.  Anglo Exploration Corp. is a private company owned and controlled by Mr. Dugan.  Furthermore,
         Mr. Dugan's shares include 200,000 shares owned by Houston Resources Corp.  Houston Resources Corp. is a company beneficially owned by a trust for the benefit of Mr. Dugan's family, and to which he disclaims any beneficial interest.  Mr.
         Dugan does, however, have dispositive and voting control over these shares.

Certain Relationships and Related Transactions

Planet Common Stock Options

On July 28, 1994, Internet Law granted five (5) year options to purchase 645,000 shares of common stock at a price of $0.15 per share. During fiscal 1996, 240,000 of the options were exercised by Houston Resources Corporation, a corporate entity owned by a trust for the benefit of the family of A.W. Dugan. In conjunction with the transaction with National Law, the previously remaining 405,000 unexercised options, which were to expire on July 28, 1999, were cancelled. On August 12, 1999, Planet issued to Mr. Dugan options to purchase 405,000 shares of its common stock exercisable at anytime prior to 5:00 p.m. December 31, 2004 at an exercise price of $0.15 per share.

In November 1999, we entered into a consulting agreement with Genesis Financial Group, L.L.C. for the provision of management consulting advice relating to the preparation of a registration statement of which this prospectus is a part. As per the terms of the consulting agreement, Genesis will receive options to purchase 50,000 shares of our common stock at a price of $0.40 per share. These options will be issued to Genesis upon this registration statement being declared effective by the Securities and Exchange Commission and may be exercised at any time thereafter but no later than November 2, 2004.

Planet's Policy Regarding Transactions with Affiliates

At this time, we have no formal policy in place regarding Planet entering into transactions with affiliates.

Description Planet Capital Stock

Authorized Capital Stock

The certificate of incorporation grants Planet the authority to issue 2,010,000 shares of capital stock, of which 2,000,000 are common stock, par value $.001 per share, and 10,000 are preferred stock, par value $.001 per share. At June 30, 2000, Planet had outstanding 100,000 shares of Planet common stock, all of which are currently held by Internet Law.

We anticipate amending our certificate of incorporation in the near future to allow for the increase in the number of our authorized and unissued shares of common stock in order to maintain an adequate number of authorized common shares to issue as the option holders exercise their option agreements and for other corporate purposes.

Planet Serial Preferred Stock

Under Planet's certificate of incorporation, Planet's board of directors may from time to time establish and issue one or more series of preferred stock and fix the serial designations, powers, preferences and rights of the shares of each series and the qualification, limitations or restrictions on those shares, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, of any wholly unissued series of Planet preferred stock.

Planet Common Stock

Holders of Planet common stock are entitled to receive dividends as the board of directors declares them after consideration of the preference of any outstanding Planet preferred stock, and are entitled to cast one vote per share on all matters voted upon by stockholders. However, Planet has no present intention of paying any dividends. There is no cumulative voting for the election of directors and Planet common stock does not have any preemptive rights. Upon liquidation of Planet, holders of Planet common stock are entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for liabilities and amounts owing with respect to any outstanding Planet preferred stock. Payment and declaration of dividends on Planet common stock and purchases of shares by Planet will be affected by restrictions if Planet fails to pay dividends on any series of Planet preferred stock ranking prior to Planet common stock as to the payment of dividends.

Planet Common Stock Options

As of August 12, 1999, we have authorized the issuance of 405,000 options each to purchase one share of common stock at a price of $0.15 per share at any time up to December 31, 2004. Subsequent to the distribution, we intend to authorize the issuance of 50,000 options to Genesis Financial Group, each to purchase one share of common stock at a price of $0.40 per share at any time up to November 2, 2004.

Defenses Against Hostile Takeovers

Certain provisions of our certificate of incorporation may have the effect of preventing or delaying an acquisition or tender offer, which might be viewed by the stockholders to be in their best interests.

In general, the anti-takeover provisions in Delaware law and our certificate of incorporation are designed to minimize our susceptibility to sudden acquisitions of control, which have not been negotiated with and approved by our board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. These provisions would not prohibit an acquisition of control or a tender offer for all of our capital stock. However, to the extent these provisions successfully discourage the acquisition of control of us or tender offers for all or part of our capital stock without approval of the board of directors, they may have the effect of preventing or delaying an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

Authorized shares of capital stock. Our certificate of incorporation authorizes the issuance of up to 10,000 shares of serial preferred stock and 2,000,000 shares of common stock. Shares of our preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of common stock, could represent additional capital stock, which would be required to be purchased by a prospective acquirer. Issuance of additional shares may dilute the voting interests of our stockholders.

Stockholder meetings. Our certificate of incorporation provides that only our board of directors or a duly designated committee of the board may call annual stockholder meetings. Our certificate of incorporation also provides that stockholder action may be taken only at a special or annual stockholder meeting and not by written consent. These provisions may discourage hostile takeover attempts by making it more difficult to address shareholders between annual meetings called by the board of directors.

Classified board of directors and removal of directors. Planet's certificate of incorporation provides that Planet's board of directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class serve for terms of three years, with the terms of one class expiring each year. Each class currently consists of approximately one-third of the number of directors. Each director will serve until his successor is elected and qualified.

A classified board of directors could make it more difficult for stockholders, including those holding a majority of Planet's outstanding stock, to force an immediate change in the composition of a majority of the board of directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority. In contrast, the majority of a non-classified board may be changed in one year. In the absence of the provisions of Planet's certificate of incorporation classifying the board, all of the directors would be elected each year. The provision for a staggered board of directors affects every election of directors and is not triggered by the occurrence of a particular event like a hostile takeover. Thus a staggered board of directors makes it more difficult for stockholders to change the majority of directors even when the reason for the change would be unrelated to a takeover.

Stockholder vote required to approve business combinations with related persons. Our certificate of incorporation generally requires the approval of the holders of 75% of our outstanding voting stock, including any class or series entitled to vote separately, and a majority of the outstanding stock not beneficially owned by a related person, up to a maximum requirement of 85% of the outstanding voting stock, to approve business combinations, as defined, involving the related person, except in cases where the business combination has been approved in advance by two-thirds of those members of our board of directors who were directors prior to the time when the related person became a related person. The supermajority stockholder vote requirements under the Delaware Certificate and Delaware law may have the effect of foreclosing mergers and other business combinations, which the holders of a majority of our stock deem desirable, and place the power to prevent those types of transactions in the hands of a minority of our stockholders.

Advance notice requirements for nomination of directors and proposal of new business at annual stockholder meetings. Our certificate of incorporation generally provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting. Making the period for nomination of directors and introducing new business a period not less than 10 days prior to notice of a stockholder meeting may tend to discourage persons from bringing up matters disclosed in the proxy materials furnished by Planet and could inhibit the ability of stockholders to bring up new business in response to recent developments.

Supermajority voting requirement for amendment of some provisions of the certificate of incorporation. Our certificate of incorporation provides that specified provisions contained in the certificate of incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than 75% percent of the outstanding stock entitled to vote. This requirement exceeds the majority vote that would otherwise be required by Delaware law for the repeal or amendment of the certificate of incorporation. Specific provisions affected by the supermajority vote requirement are:

o        the calling of stockholder meetings and the requirement that stockholder action be taken only at annual or special meetings,
o        written notice to Planet of nominations for the election of directors and new business proposals,
o        the number and terms of Planet's directors,
o        the removal of directors,
o        approval of business combinations involving related persons,
o        the consideration of various factors in the evaluation of business combinations,
o        indemnification of directors, officers, employees and agents,
o        limiting directors' liability, and
o        the required stockholder vote for amending the by-laws and certificate of incorporation.

Shares Eligible for Future Sale

Upon completion of the distribution, Planet will have an estimated 2,000,000 shares of common stock outstanding held beneficially by approximately 1,449 persons, all of which will be freely tradable without restriction or further registration under the Securities Act. Following the distribution, 455,000 shares of Planet common stock will be issuable upon the exercise of options.

Legal Matters

Sonfield and Sonfield, Houston, Texas, will pass upon the validity of the issuance of the securities offered by this prospectus for Planet.

Experts

The financial statements of Planet as of June 30, 2000 and 1999, appearing in this prospectus have been audited by Harper and Pearson Company, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

Where You Can Find More Information

Planet intends to furnish to its shareholders annual reports, which will include financial statements audited by independent accountants, and any other periodic reports as it may determine to furnish or as may be required by law, including sections 13(a) and 15(d) of the Securities Exchange Act of 1934, including subsequent amendments.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus

Planet has filed a registration statement with the Securities Exchange Commission under the Securities Act with respect to the shares registered by this prospectus. This Prospectus omits some information contained in the registration statement as permitted by the rules and regulations of the Commission. For further information about respect to Planet Resources, Inc. and Planet common stock, investors should read the registration statement, including the exhibits included with it. Statements in this Prospectus about the contents of any contract or any other document are not necessarily complete; investors should read each contract or other document filed with the Commission as an exhibit to the registration statement. The registration statement, including all of the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of those materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Planet will file registration statements (including this one) and other documents and reports electronically through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") which is publicly available through the Commission's Internet World Wide website, http://www.sec.gov.

Index to Financial Statements

                                                                                                           Page
                                                                                                           ----
JUNE 30, 2000 AND 1999 (AUDITED)

Notes to Financial Statements    ...........................................................................F-7-8

NOVEMBER 30, 2000 (UNAUDITED)

Notes to Financial Statements    ...........................................................................F-12-13

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholder Planet Resources, Inc. Houston, Texas

We have audited the accompanying balance sheets of Planet Resources, Inc. (formerly New Planet Resources, Inc.) as of June 30, 2000 and 1999, and the related statements of operations, changes in stockholder's equity and cash flows for the year ended June 30, 2000 and for the period March 25, 1999 (date of inception) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Planet Resources, Inc. at June 30, 2000 and 1999, and the results of its operations and its cash flows for the year ended June 30, 2000 and for the period March 25, 1999 (date of inception) through June 30, 1999, in conformity with generally accepted accounting principles.

/S/ Harper and Pearson Company Houston, Texas August 24, 2000

PLANET RESOURCES, INC.

BALANCE SHEETS

JUNE 30, 2000 AND 1999

                                                                                        2000                  1999
                                                                                        ----                  ----
                                                         ASSETS
                                                         ------

CURRENT ASSETS
   Cash                                                                            $     9,197            $   32,515
                                                                                    ----------             ---------

TOTAL ASSETS                                                                       $     9,197            $   32,515
                                                                                    ==========             =========

                                          LIABILITIES AND STOCKHOLDER'S EQUITY
                                          ------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
   Preferred stock - par value $.001; 10,000 shares
     authorized, none issued or outstanding                                       $        -0-          $        -0-
   Common stock - par value $.001; 2,000,000 shares
     authorized, 100,000 shares issued and outstanding                                     100                   100
   Additional paid-in capital                                                           36,175                36,175
   Retained earnings (deficit)                                                        (27,078)               (3,760)
                                                                                      -------              --------

         Total stockholder's equity                                                      9,197                32,515
                                                                                    ----------             ---------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                          $    9,197            $   32,515
                                                                                     =========             =========

PLANET RESOURCES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2000 AND THE PERIOD ENDED JUNE 30, 1999

                                                                                        2000                  1999
                                                                                        ----                  ----

REVENUE                                                                       $           -0-       $           -0-
                                                                                --------------        --------------

EXPENSES
   Professional fees                                                                                          22,796                 3,581
   Other                                                                                   522                   179
                                                                                 -------------         -------------

         Total expenses                                                                 23,318                 3,760
                                                                                   -----------           -----------

NET LOSS                                                                           $   (23,318)          $    (3,760)
                                                                                     ==========            ==========

BASIC LOSS PER SHARE OUTSTANDING                                                 $         (.23)       $         (.04)
                                                                                  =============         =============

WEIGHTED AVERAGE SHARES OUTSTANDING                                                    100,000               100,000
                                                                                   ===========           ===========

PLANET RESOURCES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE YEAR ENDED JUNE 30, 2000 AND THE PERIOD ENDED JUNE 30, 1999

                                   Number                            Additional        Retained
                                  of Shares        Common               Paid-In        Earnings
                                     Issued            Stock            Capital         (Deficit)          Total
                                 -------------     -------------      ------------    ------------      ---------

BALANCE,
     MARCH 25, 1999                    -0-      $        -0-     $         -0-     $        -0-     $         -0-

SHARES ISSUED
     FOR CASH                      100,000               100            36,175              -0-            36,275

NET LOSS FOR THE
     PERIOD MARCH 25,
     1999 THROUGH
     JUNE 30, 1999                     -0-               -0-               -0-           (3,760)            (3,760)
                              ------------       -----------       -----------         --------           --------

BALANCE,
     JUNE 30, 1999                 100,000               100            36,175           (3,760)           32,515

NET LOSS                               -0-               -0-               -0-          (23,318)           (23,318)
                             -------------      ------------      ------------         --------           --------

BALANCE,
     JUNE 30, 2000                 100,000        $      100        $   36,175        $ (27,078)       $    9,197
                                 =========         =========         =========         ========         =========

PLANET RESOURCES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2000 AND THE PERIOD ENDED JUNE 30, 1999

                                                                                        2000                  1999
                                                                                        ----                  ----

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                          $  (23,318)          $    (3,760)
                                                                                      ---------              --------

            Cash used by operating activities                                           (23,318)               (3,760)
                                                                                      ---------            ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from the issuance of common stock                                              -0-                36,275
                                                                                --------------            ----------

            Cash provided by financing activities                                          -0-                36,275
                                                                                --------------            ----------

CASH FLOWS FROM INVESTING ACTIVITIES                                                       -0-                   -0-
                                                                                --------------         -------------

NET (DECREASE) INCREASE IN CASH                                                       (23,318)                32,515

CASH AT BEGINNING OF PERIOD                                                             32,515                   -0-
                                                                                   -----------        --------------

CASH AT END OF PERIOD                                                            $       9,197          $     32,515
                                                                                  ============           ===========

PLANET RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS
Planet Resources, Inc. ("Planet") was incorporated in the State of Delaware on March 26, 1999, as a wholly owned subsidiary of Internet Law Library, Inc. ("Internet Law"). Planet was formed in connection with the execution of an Agreement and Plan of Distribution (the "Distribution Agreement') by and between Internet Law and Planet dated March 25, 1999. Under terms of the Distribution Agreement, Internet Law will transfer certain of its assets to Planet including mineral rights and related equipment and shares and options of Planet will be distributed to the Internet Law stockholders in a tax-free exchange. Planet intends to become a public company upon the effectiveness of a registration statement.

Planet has no commercial operations although management is evaluating various future operating strategies, including the merger of Planet with operating entities. Planet has incurred minimal expenses for professional and other costs, which have been reflected on the accompanying statement of operations. The Company has adopted June 30 as its fiscal year end. The statements of operations, changes in stockholder's equity and cash flows at June 30, 2000 and 1999 are for the year then ended and date of inception (March 25, 1999) through June 30, 1999, respectively.

       Basic  Loss Per Share - Basis  loss per share of common  stock is based on the  weighted  average  number of shares  outstanding
       ---------------------
       during the period.
Income Taxes - Planet has had losses since inception and therefore has not been subject to federal income taxes. As of June 30, 2000 and 1999, Planet had accumulated net operating loss carryforwards for income tax purposes of $27,078 and $3,760, respectively. These carryforwards begin to expire in 2019. The Tax Reform Act of 1986 provided for an annual limitation on the use of net operating loss and tax credit carryforwards following certain ownership changes that limit Planet's ability to utilize these carryforwards. Additionally, because U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income and tax liabilities, Planet may not be able to take full advantage of its net operating loss and tax credits for federal income tax purposes. Planet has had net operating loss carryforwards since inception and there is no assurance of future taxable income; therefore, a valuation allowance has been established at June 30, 2000 and 1999 to fully offset the deferred tax assets of approximately $9,000 and $1,000, respectively.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Capital Stock - In May 2000, the Company amended retroactively to inception, its certificate of incorporation to state that the aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 2,010,000 of which 2,000,000 are to be shares of common stock at $.001 par value per share and 10,000 shares are to be shares of serial preferred stock at $.001 par value per share.

Prior to this amendment, the Company had authorized to issue 25,000,000 shares of common stock at $.001 par value per share and 1,000,000 shares of serial preferred stock at $.001 par value per share. The financial statements at June 30, 1999 have been revised to reflect the changes resulting from this amendment.

2. PROFORMA EFFECTS OF DISTRIBUTION AGREEMENT
The following table reflects the current financial position of Planet as reflected on the accompanying balance sheet at June 30, 2000 and the proforma effects on Planet's financial position following the execution of the Distribution Agreement. Upon completion of the Distribution, there will be a total of 2,000,000 shares of Planet Stock outstanding and 405,000 options each to purchase one share of Planet Common Stock for a price of $.15 per share. Shares of the Company's Common Stock have been reserved for issuance upon exercise of Planet Options. The Company has adopted a Stock Incentive Plan (the Plan) and has reserved 250,000 shares of the Company's Common Stock under the Plan. Additional common shares will be authorized to accommodate these and other option and Plan agreements.

                                                         ASSETS
                                                         ------
                                                                                        2000                 Proforma
                                                                                      --------               ---------
        CURRENT ASSETS
           Cash                                                                     $    9,197            $    9,197
                                                                                     ---------             ---------

                 Total current assets                                                    9,197                 9,197

        MINERAL RIGHTS                                                                     N/A                   -0-
                                                                                     ---------           -----------

        TOTAL ASSETS                                                                $    9,197            $    9,197
                                                                                     =========             =========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
                                          ------------------------------------

        COMMITMENTS AND CONTINGENCIES

        STOCKHOLDERS' EQUITY
           Preferred stock - par value $.001; 10,000 shares
            authorized, none issued or outstanding                                 $       -0-          $        -0-
           Common stock - par value $.001; 2,000,000 shares
            authorized, 100,000 and 2,000,000 shares issued
            and outstanding                                                                100                 2,000
           Additional paid-in capital                                                   36,175                34,275
           Retained earnings (deficit)                                                 (27,078)              (27,078)
                                                                                      --------              --------

                 Total stockholders' equity                                              9,197                 9,197
                                                                                     ---------             ---------

                    TOTAL LIABILITIES AND STOCKHOLDERS'
                      EQUITY                                                        $    9,197              $    9,197
                                                                                     =========               =========

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR PROFORMA EFFECTS OF DISTRIBUTION AGREEMENT

        Realization  of the  Carrying  Cost of Mining  Property  and  Exploration  Costs - These  assets are shown on the  accompanying
        --------------------------------------------------------------------------------
        balance  sheets at a zero value,  which  reflects the current fair value of the mineral  interests at June 30, 2000,  and 1999.
        The ultimate  realization of Planet's  original costs in these assets is dependent upon the discovery and the ability of Planet to finance  successful  exploration and development of commercial ore deposits,  if any, in the mining properties in sufficient quantity for Planet to recover its original investment.

        Property - Mineral  Rights And Leases - Pursuant to the  Distribution  Agreement,  Planet  will become the owner of  subsurface
        -------------------------------------
        mineral  rights on  approximately  190 acres  located in the City of Mullan,  Idaho.  Title was  acquired  by  issuance to real property owners of one share of capital stock for each 25 square feet of surface owned.

        Leases - A subsurface  mining agreement dated May 1, 1981, with the City of Mullan,  whereby Planet,  as lessee,  will have the
        ------
        right to mine  subsurface  minerals on  approximately  200 acres owned by the City north of the Osburn Fault for a period of 25 years will also be distributed  pursuant to the Distribution  Agreement.  The City, as lessor,  will receive 20% of all royalty payments or other  consideration  received by Planet from Hecla.  In the event  Planet  enters into a lease  agreement  for the exploration  and  development  of "City  Property"  south of the Osburn  Fault,  the City shall  receive  15% of the  royalties received. No royalties have been received or paid on "City Property' south of the fault.
PLANET RESOURCES, INC. BALANCE SHEET NOVEMBER 30, 2000 ASSETS
CURRENT ASSETS
   Cash                                                                                                   $    1,775
                                                                                                           ---------

TOTAL ASSETS                                                                                              $    1,775
                                                                                                           =========

                                                 LIABILITIES AND STOCKHOLDER'S EQUITY

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
   Preferred stock - par value $.001; 10,000 shares
     authorized, none issued or outstanding                                                             $        -0-
   Common stock - par value $.001; 2,000,000 shares
     authorized, 100,000 shares issued and outstanding                                                           100
   Additional paid-in capital                                                                                 36,175
   Retained earnings (deficit)                                                                              (34,500)
                                                                                                            -------

         Total stockholder's equity                                                                            1,775
                                                                                                          ----------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                                                $    1,775
                                                                                                           =========
See accompanying notes.

PLANET RESOURCES, INC.

STATEMENT OF OPERATIONS

FOR THE FIVE MONTHS ENDED NOVEMBER 30, 2000

REVENUE                                                                       $           -0-
                                                                               --------------

EXPENSES
   Professional fees                                                                     7,087
   Other                                                                                   335
                                                                                 -------------

         Total expenses                                                                  7,422
                                                                                   -----------

NET LOSS                                                                           $    (7,422)
                                                                                    ==========

BASIC LOSS PER SHARE OUTSTANDING                                                 $         (.07)
                                                                                  ==============

WEIGHTED AVERAGE SHARES OUTSTANDING                                                      100,000
                                                                                     ===========

PLANET RESOURCES, INC.

STATEMENT OF CASH FLOWS

FOR THE FIVE MONTHS ENDED NOVEMBER 30, 2000

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                         $    (7,422)
                                                                                     ----------

            Cash used by operating activities                                            (7,422)
                                                                                     ----------

CASH FLOWS FROM FINANCING ACTIVITIES                                                         -0-
                                                                                  --------------

CASH FLOWS FROM INVESTING ACTIVITIES                                                         -0-
                                                                                  --------------

NET DECREASE IN CASH                                                                     (7,422)

CASH AT BEGINNING OF PERIOD                                                                9,197
                                                                                    ------------

CASH AT END OF PERIOD                                                              $       1,775
                                                                                    ============

PLANET RESOURCES, INC.

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2000

1. ORGANIZATION AND BUSINESS
Planet Resources, Inc. ("Planet") was incorporated in the State of Delaware on March 26, 1999, as a wholly owned subsidiary of Internet Law Library, Inc. ("Internet Law"). Planet was formed in connection with the execution of an Agreement and Plan of Distribution (the "Distribution Agreement') by and between Internet Law and Planet dated March 25, 1999. Under terms of the Distribution Agreement, Internet Law will transfer certain of its assets to Planet including mineral rights and related equipment and shares and options of Planet will be distributed to the Internet Law stockholders in a tax-free exchange. Planet intends to become a public company upon the effectiveness of a registration statement.

Planet has no commercial operations although management is evaluating various future operating strategies, including the merger of Planet with operating entities. Planet has incurred minimal expenses for professional and other costs, which have been reflected on the accompanying statement of operations. The Company has adopted June 30 as its fiscal year end. The statements of operations and cash flows at November 30, 2000 are for the five months then ended.

In the opinion of management, the unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Company's financial position at November 30, 2000, results of operations for the five months ended November 30, 2000 and cash flows for the five months ended November 30, 2000. Interim period results are not necessarily indicative of results of operations or cash flows for a full year period. These unaudited financial statements do not include all disclosures required to be in compliance with generally accepted accounting principles. These financial statements and the notes thereto should be read in conjunction with the Company's financial statements for the year ended June 30, 2000.

       Basic  Loss Per Share - Basis  loss per share of common  stock is based on the  weighted  average  number of shares  outstanding
       ---------------------
       during the period.
Income Taxes - Planet has had losses since inception and therefore has not been subject to federal income taxes. As of November 30, 2000, Planet had accumulated net operating loss carryforwards for income tax purposes of $34,500. These carryforwards begin to expire in 2019. The Tax Reform Act of 1986 provided for an annual limitation on the use of net operating loss and tax credit carryforwards following certain ownership changes that limit Planet's ability to utilize these carryforwards. Additionally, because U.S. tax laws limit the time during which net operating loss and tax credit carryforwards may be applied against future taxable income and tax liabilities, Planet may not be able to take full advantage of its net operating loss and tax credits for federal income tax purposes. Planet has had net operating loss carryforwards since inception and there is no assurance of future taxable income; therefore, a valuation allowance has been established to fully offset the deferred tax assets of approximately $12,000.

3. PROFORMA EFFECTS OF DISTRIBUTION AGREEMENT
The following table reflects the current financial position of Planet as reflected on the accompanying balance sheet at November 30, 2000 and the proforma effects on Planet's financial position following the execution of the Distribution Agreement. Upon completion of the Distribution, there will be a total of 2,000,000 shares of Planet Stock outstanding and 405,000 options each to purchase one share of Planet Common Stock for a price of $.15 per share. Shares of the Company's Common Stock have been reserved for issuance upon exercise of Planet Options. The Company has adopted a Stock Incentive Plan (the Plan) and has reserved 250,000 shares of the Company's Common Stock under the Plan. Additional common shares will be authorized to accommodate these and other option and Plan agreements.

                                                                ASSETS
                                                                                        2000                 Proforma
                                                                                      --------               ---------
        CURRENT ASSETS
           Cash                                                                     $    1,775            $    1,775
                                                                                     ---------             ---------

                 Total current assets                                                    1,775                 1,775

        MINERAL RIGHTS                                                                     N/A                   -0-
                                                                                     ---------           -----------

        TOTAL ASSETS                                                                $    1,775            $    1,775
                                                                                     =========             =========

                                                 LIABILITIES AND STOCKHOLDERS' EQUITY

        COMMITMENTS AND CONTINGENCIES

        STOCKHOLDERS' EQUITY
           Preferred stock - par value $.001; 10,000 shares
            authorized, none issued or outstanding                                 $       -0-          $        -0-
           Common stock - par value $.001; 2,000,000 shares
            authorized, 100,000 and 2,000,000 shares issued
            and outstanding                                                                100                 2,000
           Additional paid-in capital                                                    36,175               34,275
           Retained earnings (deficit)                                                  (34,500)             (34,500)
                                                                                       ---------            --------

                 Total stockholders' equity                                              1,775                 1,775
                                                                                     ---------             ---------

                    TOTAL LIABILITIES AND STOCKHOLDERS'
                      EQUITY                                                        $    1,775              $    1,775
                                                                                     =========               =========

4.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES FOR PROFORMA EFFECTS OF DISTRIBUTION AGREEMENT

        Realization  of the  Carrying  Cost of Mining  Property  and  Exploration  Costs - These  assets are shown on the  accompanying
        --------------------------------------------------------------------------------
        balance  sheets at a zero value which  reflects  the current fair value of the mineral  interests  at November  30,  2000.  The ultimate  realization  of Planet's  original costs in these assets is dependent upon the discovery and the ability of Planet to finance  successful  exploration  and  development of commercial ore deposits,  if any, in the mining  properties in sufficient quantity for Planet to recover its original investment.

        Property - Mineral  Rights And Leases - Pursuant to the  Distribution  Agreement,  Planet  will become the owner of  subsurface
        -------------------------------------
        mineral  rights on  approximately  190 acres  located in the City of Mullan,  Idaho.  Title was  acquired  by  issuance to real property owners of one share of capital stock for each 25 square feet of surface owned.

        Leases - A subsurface  mining agreement dated May 1, 1981, with the City of Mullan,  whereby Planet,  as lessee,  will have the
        ------
        right to mine  subsurface  minerals on  approximately  200 acres owned by the City north of the Osburn Fault for a period of 25 years will also be distributed  pursuant to the Distribution  Agreement.  The City, as lessor,  will receive 20% of all royalty payments or other  consideration  received by Planet from Hecla.  In the event  Planet  enters into a lease  agreement  for the exploration  and  development  of "City  Property"  south of the Osburn  Fault,  the City shall  receive  15% of the  royalties received. No royalties have been received or paid on "City Property' south of the fault.